EXHIBIT 99.1

NEWS BULLETIN FROM	32605 W. Twelve Mile Rd.
Suite 250
Farmington Hills, MI 48334
NASDAQ: CVNS

FOR FURTHER INFORMATION

AT THE COMPANY:		AT FRB|SHANDWICK: email address:
Gail Lutey	Mike Duffey	George Zagoudis-General Info	gzagoudis@webershandwick.com
Investor Relations	EVP & CFO	Lisa Fortuna-Analysts	lfortuna@webershandwick.com
(248) 848-2217	(248) 848-2298	(312) 266-7800
glutey@covansys.com

FOR IMMEDIATE RELEASE
THURSDAY JANUARY 30, 2003

COVANSYS REPORTS FOURTH QUARTER RESULTS

FARMINGTON HILLS, MI., January 30, 2003 - Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, reported fourth quarter revenue of $98.1 million compared to $99.3 million in the third quarter of 2002. Revenue was up 2.7 percent compared to $95.5 million in fourth quarter 2001. The improvement in revenue during the fourth quarter of 2002 compared to fourth quarter 2001 is from PDA Software Services, which was acquired in June 2002.

Net income before the non-cash convertible redeemable preferred stock dividends in the fourth quarter of 2002 was $1.3 million compared to $750,000 in third quarter 2002. Diluted EPS exclusive of the non-cash convertible redeemable preferred stock dividends was $0.04 in fourth quarter 2002 compared to $0.02 in third quarter 2002. In the fourth quarter 2001, net income was $1.7 million generating diluted EPS of $0.05 exclusive of the non-cash convertible preferred stock dividends.

Revenue for the full year was $382.8 million compared to $404.7 million for the same period in 2001. Net income before the non-cash convertible redeemable preferred stock dividends was $3.9 million for the fiscal year 2002 compared to a loss of $10.5 million in 2001. Diluted EPS for the fiscal year 2002 exclusive of the non-cash convertible redeemable preferred stock dividends was $0.11 in fiscal year 2002 compared to a loss of $0.37 in fiscal year 2001. Revenues declined quarter over quarter throughout calendar year 2001 and bottomed out in the first quarter of 2002. Revenue began to increase during the second quarter resulting in stronger revenue performance in the second half of the year.

“We continued to generate positive net income and improved our earnings per share,” noted Martin C. Clague, president and CEO. “Our plan is to improve gross margins, lower our SG&A and enhance our cash position while providing value to our customers. Covansys will continue to focus on the Public Sector and Applications Maintenance and Development Outsourcing. We believe that IT budget pressures will play to our strengths in providing flexible global delivery and that our offshore services allow our middle market clients to achieve their goals for high quality, low cost solutions.”

“Our current focus is to continue to grow our offshore headcount faster than the domestic workforce,” Clague indicated. “During the year, domestic headcount remained flat with the exception of 100 IT professionals added from the acquisition of PDA. In India, headcount was up by 400 IT professionals during the same timeframe representing a 29 percent year over year increase. We have also reduced our global non-billable headcount by approximately 100 people during the past twelve months. These actions

MORE

have reduced our ratio of non-billable personnel to total headcount from 13 percent in fourth quarter 2001 to 10 percent in fourth quarter 2002.”

During the fourth quarter, Covansys added 20 new logos and announced new projects with both commercial and public sector clients. Within the public sector, Covansys is working on a contract for retirement systems with the State of Maine for $1.6 million and recently announced a contract win valued at over a million dollars to implement a web-enabled childcare system for the State of Alaska.

“In the commercial sector, we completed the implementation of a multi-million dollar SAP R/3 system for Trelleborg Automotive and announced that Covansys was selected by The Permanente Medical Group to integrate a patient referral and scheduling system under a two-year, multi-million dollar agreement” said Clague. “Recently, we announced the successful implementation of a Universal Product Code (UPC) system for Cabela’s. In addition to increased efficiency, Cabela’s new 24-digit standardized UPC system also allows the retailer to meet the Sunrise Date recommendations that go into effect on January 1, 2005.

Gross profit was $24.9 million yielding gross margin of 25.3 percent of revenue for the quarter ended December 31, 2002 compared to $23.8 million and gross margin of 24 percent of revenue in the third quarter 2002. “Improved bill rates in the U.S. this quarter contributed to improve sequential gross margin performance, while in India, we improved utilization by deploying the workforce that was hired during the third quarter,” observed Mike Duffey, Covansys CFO. “We also experienced modest improvements in gross margin on new engagements that were announced during the third quarter 2002 as planned efficiencies were achieved.” Gross profit was down $3.4 million and gross margin declined 4.3 percentage points from $28.3 million and 29.6 percent of revenue in fourth quarter 2001.

Domestic utilization was 77 percent in the fourth quarter 2002 compared to 78 percent for the third quarter 2002 and 79 percent for the fourth quarter 2001. Utilization in India was 72 percent for the fourth quarter, an improvement from 70 percent in the third quarter 2002 and 69 percent for the fourth quarter 2001. Utilization is a key driver of improving gross margin and will be a key focal point in 2003.

The percentage of revenue derived from India operations based on customer bill rate was 16.2 percent of total revenue in fourth quarter 2002 compared to 16 percent in third quarter 2002. Covansys expects to increase the revenue derived from India operations to 20 percent over the next several quarters.

Selling, general and administrative expenses totaled $24.5 million or 24.9 percent of revenue in the fourth quarter 2002. “Excluding one-time charges, the SG&A run rate was approximately $22 million or 22.5 percent of revenue and continued the trend of lower SG&A spending,” Duffey indicated. SG&A expenditures of approximately $2.2 million recorded during the fourth quarter were for non-recurring expenses including a $1.2 million charge for an operating lease that was no longer required, $600,000 in severance associated with the elimination of certain senior positions and $400,000 for settlements and legal fees. Fourth quarter adjusted SG&A of $22 million was down from $23.6 million for third quarter 2002 and down $5.7 million from the fourth quarter 2001 level. “For the calendar year 2002, management actions resulted in year over year reductions in SG&A of $19 million,” Duffey said. “Our goal remains to lower SG&A spending to 20 to 22 percent of revenue.”

The effective tax rate for the fourth quarter was 33.4 percent and was approximately 18.5 percent for the full year 2002. This was based on the mix of taxable earnings between the U.S., Europe and India. In 2003, the effective rate is expected to be approximately 37 percent.

MORE

Cash provided from operations was approximately $7.8 million for the fourth quarter. The combination of cash and short-term investments at the end of the fourth quarter 2002 was $101 million, an increase of $3.1 million during the quarter.

“We will continue to focus on improving collections and reducing DSOs from the fourth quarter 2002 level of 66 days and intend to continue to generate positive cash from operating activities during 2003,” Duffey indicated. “Revenue in excess of billing increased due to the greater number of fixed price projects and long-term outsourcing contracts. We have numerous contracts that will meet milestones in the first quarter of 2003 allowing us to invoice for work performed which will reduce revenue in excess of billing during the first quarter.”

Covansys repurchased 366,000 shares of stock during the quarter. The total available for future repurchase is 3.4 million shares.

“We expect modest revenue growth in 2003,” continued Clague. “Revenue growth supported by expense reductions and continued emphasis on utilization rates is expected to generate continued improvement in earnings throughout 2003.”

Clague concluded, “We will continue to focus our efforts on offshore growth and the management of SG&A while continuing to drive improvements in gross margin. Our flexible delivery model and offshore solution offers an excellent opportunity for our clients to achieve their IT objectives. We continue to feel that we have the right strategy in place to allow us to grow rapidly when the market begins to improve.”

About Covansys

Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sector. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI’s CMM® Level 5 quality ratings at two of its offshore development centers in India.

Safe Harbor Statement

With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words “anticipate,” “believe,” “estimate,” “expect” or “intend” and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include general economic conditions and conditions in the IT industry such as the demand for IT services, the failure to recruit and retain IT professionals, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, potential cost overruns on fixed-price projects, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company’s filings with the U.S. Securities and Exchange Commission.

For more information on Covansys,
visit the Company’s website at
www.covansys.com

MORE

COVANSYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended Dec. 31,			Year Ended Dec. 31,

	2002	2001	% Change	2002	2001	% Change

Revenues	$98,128	$95,515	2.7%	$382,827	$404,734	-5.4%
Cost of Revenues	73,276	67,258	8.9%	284,430	290,651	-2.1%

Gross Profit	24,852	28,257	-12.1%	98,397	114,083	-13.7%
Selling, general and administrative	24,452	27,702	-11.7%	96,221	115,011	-16.3%
Restructuring and other costs	0	4,348		1,407	23,665

Income (loss) from continuing operations	400	(3,793)		769	(24,593)
Other expense (income)	(1,540)	(1,302)		(3,996)	(5,531)

Income from operations before income taxes	1,940	(2,491)		4,765	(19,062)
Provision (benefit) for income taxes	647	(4,168)		880	(8,544)

Net Income (loss) before convertible redeemable preferred stock dividends	$1,293	$1,677		$3,885	($10,518)
Convertible redeemable preferred stock dividends	1,013	1,078		4,298	4,265

Net Income (loss) available for common shareholders	$280	$599		($413)	($14,783)

Earnings Per Share:

	Basic	Diluted	Basic	Diluted	Basic	Diluted		Basic	Diluted

Form 10-Q Presentation- Net income (loss) per share	$0.05	$0.04	$0.06	$0.05	$0.14	(B	)	($0.37)	(B	)
Convertible redeemable preferred stock dividends (A)	(0.04)	(0.03)	(0.04)	(0.03)	(0.15)	(B	)	(0.14)	(B	)

Net Income (loss) available to common shareholders	$0.01	$0.01	$0.02	$0.02	($0.01)	(B	)	($0.51)	(B	)

For Analysis Purposes Only- Net income (loss) per share after restructuring and other charges		$0.04		$0.05		$0.11			($0.37)
Restructuring and other		0.00		(0.02)		0.03			0.46

Net income per share before restructuring and other charges		$0.04		$0.03		$0.14			$0.09

Weighted Average Common Shares	27,431	36,135	28,350	37,094	27,734	36,455		28,704	28,704
(A) Represents the accretion of the difference between amounts allocated to Preferred Stock and the $200 million redemption amount. See Note #16 to our financial statements included in our 2001 Form 10-K

(B) Anti-dilutive
SELECTED OPERATING DATA
Operating Margin excluding restructuring and other charges	0.41%		0.58%		0.57%			-0.23%
Operating Margin	0.41%		-3.97%		0.20%			-6.08%

COVANSYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands)

	December 31,	December 31,
	2002	2001

Current Assets:
Cash and cash equivalents	$87,742	$123,755
Short-term investments	13,263	0

	101,005	123,755
Accounts receivable, net	69,182	69,391
Revenues earned in excess of billing, net	42,382	30,755
Prepaid expenses and other	9,468	12,925

Total current assets	222,037	236,826
Property and equipment, net	36,422	32,560
Goodwill, net	17,053	10,691
Other assets	28,662	17,546

Total Assets	$304,174	$297,623

Current liabilities	57,845	49,669
Other liabilities	128	225
Preferred Stock	164,222	159,924
Shareholders’ equity	81,979	87,805

Total Liabilities and Shareholders’ Equity	$304,174	$297,623

COVANSYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net income (loss)	$1,293	$1,677	$3,885	($10,518)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	3,821	2,531	14,387	11,516
Provision for doubtful accounts	24	324	815	1,626
Write-down of investment and receivable from affiliate and other	0	526	0	19,384
Benefit for deferred taxes	(1,093)	(526)	(1,093)	(526)
Change in assets and liabilities	3,798	12,021	(2,383)	(3,138)

Net cash provided by operating activities	7,843	16,553	15,611	18,344

Cash flows from investing activities:
Investment in property, equipment and other	(3,801)	(972)	(15,559)	(8,174)
Business acquisition, net of cash acquired	0	0	(15,914)	0
Purchases of short term investments	(13,263)	0	(13,263)	0
Payment of loan guarantee for affiliate	0	0	0	(13,608)
Investment in computer software	0	(124)	(1,016)	(124)

Net cash used in investing activities	(17,064)	(1,096)	(45,752)	(21,906)

Cash flows from financing activities:
Net proceeds from issuance of common stock	0	0	526	969
Net proceeds from exercise of stock options and other, net	123	175	185	695
Repurchases of common stock	(1,062)	(1,879)	(6,583)	(14,470)

Net cash used in financing activities	(939)	(1,704)	(5,872)	(12,806)

Increase (decrease) in cash and cash equivalents	(10,160)	13,753	(36,013)	(16,368)
Cash and cash equivalents at beginning of period	97,902	110,002	123,755	140,123

Cash and cash equivalents at end of period	$87,742	$123,755	$87,742	$123,755